Exhibit 10.1

Amended and Restated Loan and Option Agreement

Date: May 3, 2018

PARTIES

Court Cavendish Ltd, a company incorporated in England and Wales under no. 04290684, having its registered address at The Care House, Randalls Way, Leatherhead, Surrey, KT22 7TW (the “Lender”).

Long Blockchain Corp., a Delaware corporation, having its principal executive offices at 12-1 Dubon Court, Farmingdale, New York 11735 (formerly known as Long Island Iced Tea Corp., the “Company”).

BACKGROUND

A.	The Lender and the Company are party to that certain Loan and Option Agreement, dated as of December 21, 2017 (the “Existing Agreement”), pursuant to which the Lender made available to the Company a facility in which the Lender provides financing to support the working capital requirements of the Company while the Company moves into specific ventures relating to blockchain technology and while the Company completes the spin out of its existing operating beverage business into an independent new company (the “Spin Out”).

B.	Simultaneously with the execution of the Existing Agreement, and the Company having announced to the market its move to blockchain technology, the Lender made available to the Company a loan facility in the aggregate amount of USD 4,000,000, consisting of an initial USD 2,000,000 and two extensions of USD 1,000,000 each (each, an “Extension”). The Lender advanced USD 2,000,000 to the Company in three drawdowns in the amount of USD 750,000 on December 21, 2017, USD 750,000 on January 15, 2018 and USD 500,000 on January 30, 2018 (each an “Existing Loan,” and together, the “Existing Loans”).

C.	On December 26, 2017, the Lender converted the first of the Existing Loans, in the amount of USD 750,000, and all accrued interest thereon, into shares of the Company’s common stock at a price of USD 3.00 per share, or an aggregate of 250,233 shares of the Company’s common stock.

D.	The parties have agreed to amend and restate the terms of the Existing Agreement as set forth herein (the “Restated Agreement”).

IT IS AGREED

1.	On the date hereof, the Lender will make available to the Company a first Extension of USD 1,500,000 on the terms hereof. As long as (a) the warranties and representations referred to in Section 17 below are true and correct and (b) the Company continues moving toward specific ventures related to blockchain technology, the Company may request a second Extension of USD 500,000 on the terms hereof.

2.	The Company may request drawdowns from time to time, with the drawdown amount and the timing of the funding of the drawdown to be agreed between parties each time a request is made. Each drawdown shall be subject to there being, in the Lender’s reasonable opinion, no material adverse change in the financial condition or operations of the Company. Notwithstanding the foregoing, the Lender agrees to provide a drawdown of USD 1,000,000 of the first Extension within two (2) business days after the execution of this Restated Agreement. All drawdowns under this Section 2, together with the Existing Loans, are referred to as the “Loans.” Subject to the conversion provisions set forth herein, the Loans and any accrued interest thereon will be due and payable on December 21, 2018 (the “Maturity Date”).

3.	A facility fee of seven percent (7%) of the Extension amount shall be due on the date of the first drawdown from each Extension and, at the Company’s election, shall be payable either in cash or in shares of the Company’s common stock valued at USD 0.40.

4.	The Company will use its reasonable best efforts to make the changes to the Board of Directors set forth in Schedule 4 to this Restated Agreement.

5.	The Company will maintain a committee of its Board of Directors, consisting of three (3) directors and including the two (2) directors appointed by the Lender pursuant to the Existing Agreement. Such committee must unanimously authorize any expense related to the Company’s existing operating beverage business that exceeds USD 100,000.

6.	The Company agrees to issue to the Lender (a) upon the drawdown under the first Extension, a four year warrant to purchase 1,200,000 shares of the Company’s common stock and (b) upon each drawdown under the second Extension, a four-year warrant to purchase a number of shares of the Company’s common stock equal to the amount of the drawdown, divided by USD 0.40, multiplied by 32%. Such warrant will be issued within five (5) business days of the funding of the applicable drawdown. The warrants shall have an exercise price of USD 0.50 per share and shall contain a cashless exercise feature.

7.	Interest shall accrue monthly, at a rate of 12.5% per annum, on the unpaid principal balance of the Loans commencing on the date of the drawdown thereof and shall be due and payable, without demand or notice, at the Company’s election quarterly in cash or in shares of the Company valued at USD 0.40.

8.	The Company hereby grants the Lender a security interest in all of the Company’s assets (the “Collateral”), subject to security granted to Radium for its USD 1,000,000 facility on the date hereof. Reference herein to the Collateral shall in no way impair the absolute and unconditional obligation of the Company to pay both principal and interest, if any, as provided herein.

9.	The Lender may, with or without advance notice to the Company or any guarantor or other party liable therefor, extend or renew the Loans, or extend the time for making payment of any amount provided for herein, or accept any amount in advance, all without affecting the liability of the Company or any other party or guarantor liable therefor.

10.	The Company may repay the Loan in whole or in part at any time without penalty or premium, but with payment of accrued interest through the date of such repayment. Amounts repaid shall not be available for drawdown again.

11.	At the Maturity Date, at the Lender’s election, the Company shall repay the outstanding amount of the Loans together with accrued interest either in cash or in shares of the Company at USD 0.40.

12.	In consideration of Lender making the Loans to the Company, the Company hereby grants Lender the option (the “Option”), at any time and from time to time until the Loans and all accrued interest thereon are repaid in full, to convert all or any portion of the principal amount of the outstanding Loans (but in no event less than the lesser of (a) USD 500,000 and (b) the outstanding principal amount of the Loans), and all accrued interest on such converted portion of the Loans, into shares of the Company’s common stock at a price per share such that, upon conversion of such portion of the Loans, the average conversion price of all shares issued upon conversion of the Loans (including the conversion of the Existing Loan that occurred on December 26, 2017) shall be USD 0.40.

13.	During the life of this Restated Agreement, the Company shall provide reasonable updates to the Lender, within the constraints of the law and government agencies, and subject to reasonable confidentiality restrictions, at no greater than monthly intervals. Lender agrees use of such information is solely to monitor the Loans.

14.	So long as the Loans are outstanding, the Company will not, without the prior written consent of Lender, do any of the following: (i) liquidate, dissolve or wind-up the affairs of the company or enter into merger, consolidation, share exchange, reorganisation, recapitalization or other similar transaction or business combination (with the exception of the Spin Out and the transactions set forth on Schedule 14); (ii) sell additional shares of the Company (excluding upon exercise of outstanding options, and other similar, and excluding the transactions set forth in Schedule 14) at a price per share less than USD 0.40; (iii) purchase or redeem or pay any dividend on any capital stock (with the exception of the Spin Out); (iv) create or authorize the creation of any debt security senior to the Loans (excluding the security held by Radium on its USD 1,000,000 facility on the date hereof); (v) enter into any agreement or other binding commitment to do any of the foregoing. If the Company receives any inquiry, proposal, offer or expression of interest by any person (other than Lender and its affiliates) with respect to any of the foregoing, it shall promptly notify Lender.

15.	Upon the occurrence of a default, the whole sum of principal and accrued interest shall become due immediately at the option of the Lender. Default shall include, but not be limited to: (i) any material adverse change, in the reasonable opinion of the Lender, in the financial condition or operations of the Company after the date of this Restated Agreement; (ii) any change in control of the Company without the prior written consent of the Lender (with the exception of the transactions set forth in Schedule 14); (iii) failure to make any payment hereunder at the time prescribed for payment; (iv) filing, as to the Company or any guarantor or endorser of the Loans, of an involuntary petition which is not dismissed within sixty (60) days or of a voluntary petition under the provisions of the Federal Bankruptcy Code or any state statute for the relief of debtors; (v) default in the payment of principal or interest on any obligation in excess of USD 100,000 for borrowed money beyond the period of grace, if any, provided with respect thereto or default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity and such default remains unremedied for a period of 10 days; (vi) final judgment for the payment of money in excess of USD 100,000 shall be rendered against the Company and the same shall remain undischarged for a period of thirty (30) days during which execution of such judgment shall not be effectively stayed or is not being validly contested; or (vii) any material breach or other default by the Company under this Agreement which is not cured within five (5) days after the Company receives notice from the Lender of the occurrence thereof.

16.	The times for the payment of the principal sum as herein stated are of the essence of this Restated Agreement. Upon the occurrence of a default, the amount of the principal sum hereunder, plus reasonable attorneys’ fees and expenses, shall bear interest from the date thereof to the actual date of payment (whether such payment is made voluntarily or as a result of legal process) at the maximum rate of interest permitted by law or 17.5% per annum, whichever is lower, from the date of the default to the date of actual payment.

17.	The Company represents and warrants to the Lender as follows: (i) the Company is a company duly incorporated and existing under the laws of the State of Delaware; (ii) the Company has the power to enter into, perform and comply with its obligations under this Restated Agreement and all corporate and other action required to authorise the execution of this Restated Agreement and the performance by the Company of its obligations under this Restated Agreement has been taken; (iii) no event of default has occurred, or in the Lender’s reasonable opinion will occur as a result of any drawdown of facility, and the Company is not in material default under any other agreement to which it is a party; and (iv) this Restated Agreement constitutes the legal, valid and binding obligations of the Company.

Each of the representations and warranties hereon shall be deemed repeated on each date on which a drawdown is requested by reference to the facts and circumstances then subsisting.

18.	Each party shall bear its own expenses in connection with the transactions contemplated hereby; provided that the Company will pay up to USD 25,000 of the Lender’s legal and other expenses incurred in connection with the negotiation and execution of this Restated Agreement, which amounts may be deducted from the drawdown under the first Extension.

19.	Any and all notices required or permitted to be given under any provision of this Restated Agreement shall be in writing and shall be deemed given upon personal delivery or the mailing thereof by first class certified mail, return receipt requested, upon transmission by telecopier, facsimile or electronic mail, or on the next business day upon delivery by overnight delivery service, in each case to the addresses or numbers set forth above or at such other addresses or numbers as they may have provided by prior written notice.

20.	This Restated Agreement shall not be assignable by Lender without the prior written approval of the Company; provided that, without the Company’s prior written consent, the Lender may transfer solely (a) the right to receive payment of principal and interest (subject to and in accordance with the terms of this Restated Agreement) with respect to all (but not less than all) of the Loans and (b) the Option. This Restated Agreement shall not be assignable by the Company without the prior written approval of the Lender.

21.	The Company shall use its commercially reasonable best efforts to have an effective registration statement registering the resale of all shares issued upon conversion of the Loans on or prior to the date that is 120 days following the execution of the Restated Agreement. If the Company is unable to obtain an effective registration statement registering the resale of all shares issuable upon the conversion of the Loans within such 120 day period, then the Company (a) will issue to Lender a number of shares of the Company’s common stock equal to ten percent (10%) of the sum of (i) the number of shares issued upon conversion of the Loans and not resold by the Lender and (ii) the number of shares issuable upon conversion of the outstanding principal amount of the Loans, except in each case to the extent such shares may then be sold pursuant to Rule 144 under the Securities Exchange Act of 1933, as amended (the “Securities Act”) (the “Restricted Shares”), within five (5) business days of the expiration of such 120-day period, and (b) upon each monthly anniversary of such 120-day period that occurs prior to the registration statement becoming effective, will issue a number of shares of the Company’s common stock equal to one percent (1%) of the then Restricted Shares, within five (5) business days of such monthly anniversary, for up to six (6) months after the expiration of such 120-day period. The Company shall cause its counsel to issue a legal opinion to its transfer agent promptly after any resale by the Lender of shares of the Company’s common stock issued upon conversion of the Loans, to effect the removal of any restrictive legend on such shares, provided that the registration statement is effective and current or the conditions of Rule 144 under the Securities Act have been satisfied in connection with such sale, and the Lender has delivered any documents required by the Company’s counsel in connection therewith (including any representations, certifications or covenants by the Lender or its broker).

22.	If, at any time while the Loans are outstanding, the Company proposes to issue and sell shares (“Shares”) of its capital stock for cash (excluding upon exercise of outstanding options, and other similar, and excluding the transactions set forth in Schedule 14), the Company shall notify the Lender in writing of the material financial and other terms and conditions of such sale (the “Terms”), which notice shall constitute an offer by the Company to purchase all (but not less than all) of the Shares on the Terms. At any time prior to the expiration of three (3) business days after such notice is given (the “Acceptance Period”), the Lender may, by written notice to the Company, accept the offer for the purchase of the Shares on the Terms. If the Lender does not give notice within the Acceptance Period, the Company may, during the twenty (20) business days following the expiration of the Acceptance Period (the “Sale Period”), consummate the proposed sale of the Shares to a third party on terms and conditions no more favorable to such third party than the Terms. If the proposed Sale is not completed within the Sale Period, then the rights under this Section 22 shall be revived.

23.	This Restated Agreement shall be governed by and constructed in accordance with the law of the State of New York without giving effect to principles of conflicts of law. This Restated Agreement may be signed in counterparts which, taken together, shall constitute one agreement.

24.	The Lender hereby irrevocably waives any default under the Existing Agreement or Restated Agreement that may be deemed to have occurred prior to the date hereof.

25.	All per share amounts set forth herein shall be equitably adjusted for any stock split, stock combination, stock dividend, reorganization, recapitalization, reclassification or other similar event affecting the Company’s common stock as a whole that occurs on or after the date hereof.

EXECUTED AS AN AGREEMENT

Court Cavendish Ltd:	Long Blockchain Corp.

/s/	/s/ Shamyl Malik
Director	Chief Executive Officer

In the presence of:	In the presence of:

/s/	/s/
Witness sign here	Witness sign here

Witness name	Witness name

Witness address	Witness address